Exhibit 99.1

Hawkins, Inc. Reports
First Quarter Fiscal 2026 Results

Roseville, Minn., July 30, 2025 – Hawkins, Inc. (Nasdaq: HWKN) today announced results for the three months ended June 29, 2025, its first quarter of fiscal 2026.

First Quarter Fiscal Year 2026 Highlights:

•Record quarterly results for revenue, gross profit, operating income, net income, diluted earnings per share (“EPS”) and adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“adjusted EBITDA”), a non-GAAP measure.
•Revenue growth of 15%, including Water Treatment segment growth of 28% over the same period of the prior year.
•Gross profit increase of 12% over the same period of the prior year.
•Diluted EPS of $1.40 per share, an increase of $0.02, or 1%. Assuming the acquisition of WaterSurplus had occurred at the beginning of the applicable periods, pro forma EPS would have been 11% higher than the pro forma prior year period.
•Adjusted EBITDA, a non-GAAP measure, of $57.6 million, a 13% increase over the same period of the prior year. Trailing 12-month adjusted EBITDA exceeded $170 million.
•As previously announced, closed on the strategic acquisition of WaterSurplus, bringing new capabilities in design, engineering and filtration systems within the Water Treatment segment.
•For the fifth year in a row, Hawkins was certified as a Great Place to Work.

Executive Commentary – Patrick H. Hawkins, Chief Executive Officer and President:

“Our first quarter results came in as expected, with Water Treatment having another strong quarter with revenue growth of 28%, despite a cooler and wet start to the summer," said Patrick Hawkins, Chief Executive Officer and President. "Our record revenue of $293 million was the result of all three reporting segments growing year over year and for the first time in our history, Hawkins crossed the $1 billion revenue mark for the trailing twelve months. Our continuing strategy of investing in higher margin business helped drive the growth and record results we have experienced this quarter as well as over the last several years. Our double-digit growth in revenue and adjusted EBITDA, along with our strong cash flow, has allowed us to focus on growth while maintaining a strong balance sheet. This could not be accomplished without the commitment of each and every one of our employees and I am extremely proud of the entire Hawkins team and the contributions they make to the success of our company.”

Mr. Hawkins, continued, “We closed on the acquisition of WaterSurplus in the quarter, one of our largest acquisitions in company history. We are excited about the growth opportunities this acquisition presents us. By combining Hawkins’ chemistry, service, and technical expertise with WaterSurplus’ design, engineering, and filtration systems, Hawkins now has a full-service equipment and chemical offering for water treatment customers throughout the United States. Our balance sheet continues to be strong, and our leverage ratio at the end of the first quarter was 1.6x. Looking to the future, we expect all three segments to continue to grow profitability for fiscal 2026. We will continue to deliver on our strategy of investing in our higher margin businesses, while servicing the needs of our customers to the highest level possible.”

Change in Reporting Segments

Starting in the first quarter of fiscal 2026, we aligned our reporting segments to better reflect organization changes made to our business and how we plan to manage our operations and allocate resources going forward. We now report on the following segments: Water Treatment, Food and Health Sciences, and Industrial Solutions. There is no change in how Water Treatment is managed. Food and Health Sciences includes our Nutrition, Food, Agriculture, and Pharmaceutical businesses. Food, Agriculture, and Pharmaceutical had previously been included within the Industrial reporting segment. The investor relations page on our website contains recast historical segment information.

First Quarter Financial Highlights:

NET INCOME
For the first quarter of fiscal 2026, the Company reported net income of $29.2 million, or $1.40 per diluted share, compared to net income for the first quarter of fiscal 2025 of $28.9 million, or $1.38 per diluted share.

REVENUE
Sales were $293.3 million for the first quarter of fiscal 2026, an increase of $37.4 million, or 15%, from sales of $255.9 million in the same period a year ago. Each of our segments contributed to the year-over-year growth.
Water Treatment segment sales increased $32.4 million, or 28%, to $149.6 million for the current quarter, from $117.2 million in the same period a year ago. Water Treatment sales increased as a result of $29 million of added sales from our acquired businesses as well as increased sales volumes and improved pricing on certain products in our legacy business.
Food & Health Sciences segment sales increased $4.1 million, or 5%, to $89.2 million for the current quarter, from $85.1 million in the same period a year ago. Sales of our agricultural products increased $4.5 million due to increased volumes, offset partially by declines in our other product lines as a result of lower selling prices driven by competitive pricing pressures.
Industrial Solutions segment sales increased $0.9 million, or 2%, to $54.5 million for the current quarter, from $53.6 million in the same period a year ago. Industrial Solutions sales increased primarily as a result of increased sales volumes of certain of our manufactured, blended and repackaged products.
GROSS PROFIT
Gross profit increased $7.7 million, or 12%, to $72.4 million, or 25% of sales, for the current quarter, from $64.7 million, or 25% of sales, in the same period a year ago. During the current quarter, the LIFO reserve increased, and gross profit decreased, by $0.6 million, primarily due to a projected increase in inventory costs and year-end inventory quantities. In the same quarter a year ago, the LIFO reserve increased, and gross profit decreased, by $0.4 million.
Gross profit for the Water Treatment segment increased $8.5 million, or 24%, to $43.7 million, or 29% of sales, for the current quarter, from $35.2 million, or 30% of sales, in the same period a year ago. Water Treatment segment gross profit increased primarily as a result of increased sales from our acquired businesses. Step-up inventory adjustments of $0.8 million related to the WaterSurplus acquisition negatively impacted gross profit.
Gross profit for the Food & Health Sciences segment decreased $0.6 million, or 3%, to $19.3 million, or 22% of sales, for the current quarter, from $19.9 million, or 23% of sales, in the same period a year ago. Food & Health Sciences gross profit decreased primarily as a result of lower selling prices as a result of competitive pricing pressures.
Gross profit for our Industrial Solutions segment decreased $0.2 million, or 2%, to $9.3 million, or 17% of sales, for the current quarter, from $9.5 million, or 18% of sales, in the same period a year ago. Industrial Solutions segment gross profit decreased primarily as a result of competitive pricing pressures and increased operating costs.
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES
Selling, general and administrative (“SG&A”) expenses increased $6.1 million, or 24%, to $31.0 million, or 11% of sales, for the current quarter, from $24.9 million, or 10% of sales, in the same period a year ago. Expenses increased largely due to $4.9 million in added costs from the acquired business in our Water Treatment segment, including amortization of intangibles of $2.0 million and $0.9 million of acquisition costs. In addition, expenses increased due to $1.4 million of additional compensation expense related to our non-qualified deferred compensation plan and equity compensation adjustments due to stock market increases, as well as an increase in medical expenses. The non-qualified deferred compensation expense increase of $0.8 million was offset in Other Income. In the current quarter, we recorded a reduction to SG&A expense of $1.9 million related to the adjustment of the fair value accretion of the earnout from the Water Solutions acquisition due to a change in projections. SG&A expenses also increased due to increases in other variable costs, including variable pay and other personnel costs.
ADJUSTED EBITDA
Adjusted EBITDA, a non-GAAP financial measure, is an important performance indicator and a key compliance measure under the terms of our credit agreement. An explanation of the computation of adjusted EBITDA is presented below. Adjusted EBITDA for the three months ended June 29, 2025 was $57.6 million, an increase of $6.7 million, or 13%, from $50.9 million in the same period a year ago.
INCOME TAXES
Our effective income tax rate was 25% for both the current quarter and for the same period a year ago. The effective tax rate in both periods was impacted by favorable tax provision adjustments recorded. The effective tax rate is impacted by projected levels of annual taxable income, permanent items, and state taxes. Our effective tax rate for the full year is currently expected to be approximately 26-27%.

BALANCE SHEET
As of June 29, 2025, our working capital was $22 million higher than the end of fiscal 2025 due primarily to increased inventories and receivables. During the quarter, we borrowed a net $150 million on our line of credit to fund the acquisition of WaterSurplus. Our total debt outstanding at the end of the first quarter was $299.0 million and our leverage ratio was 1.61x our trailing 12-month proforma adjusted EBITDA, as compared to 0.86x of trailing twelve-month adjusted EBITDA at the end of fiscal 2025.

About Hawkins, Inc.

Hawkins, Inc. was founded in 1938 and is a leading water treatment and specialty ingredients company that formulates, manufactures, distributes, and blends products for its Water Treatment, Food & Health Sciences, and Industrial Solutions customers. Headquartered in Roseville, Minnesota, the Company has 64 facilities in 28 states and creates value for its customers through superb customer service and support, quality products and personalized applications. Hawkins, Inc. generated $974 million of revenue in fiscal 2025 and has approximately 1,100 employees. For more information, including registering to receive email alerts, please visit www.hawkinsinc.com/investors.

Reconciliation of Non-GAAP Financial Measures
We report our consolidated financial results in accordance with U.S. generally accepted accounting principles (GAAP). To assist investors in understanding our financial performance between periods, we have provided certain financial measures not computed according to GAAP, including adjusted EBITDA. This non-GAAP financial measure is not meant to be considered in isolation or as a substitute for comparable GAAP measures. The method we use to produce non-GAAP results is not computed according to GAAP and may differ from the methods used by other companies.
Management uses this non-GAAP financial measure internally to understand, manage and evaluate our business and to make operating decisions. Management believes that this non-GAAP financial measure reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of the factors and trends affecting our financial condition and results of operations.
We define adjusted EBITDA as GAAP net income adjusted for the impact of the following: net interest expense resulting from our net borrowing position; income tax expense; non-cash expenses including amortization of intangibles, depreciation and charges for the employee stock purchase plan and restricted stock grants; and non-recurring items of income or expense, if applicable.

Adjusted EBITDA	Three Months Ended
(In thousands)	June 29, 2025	June 30, 2024
Net Income (GAAP)	$29,175	$28,879
Interest expense, net	3,269	1,263
Income tax expense	9,831	9,808
Amortization of intangibles	4,821	2,802
Depreciation expense	7,470	6,527
Non-cash compensation expense	2,212	1,467
Non-recurring acquisition expenses	870	188
Adjusted EBITDA	$57,648	$50,934

HAWKINS, INC.
CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(In thousands, except share and per-share data)

	Three Months Ended
	June 29, 2025	June 30, 2024
Sales	$293,272	$255,879
Cost of sales	(220,910)	(191,224)
Gross profit	72,362	64,655
Selling, general and administrative expenses	(31,029)	(24,864)
Operating income	41,333	39,791
Interest expense, net	(3,269)	(1,263)
Other income	942	159
Income before income taxes	39,006	38,687
Income tax expense	(9,831)	(9,808)
Net income	$29,175	$28,879

Weighted average number of shares outstanding - basic	20,717,485	20,816,479
Weighted average number of shares outstanding - diluted	20,810,562	20,914,085
Basic earnings per share	$1.41	$1.39
Diluted earnings per share	$1.40	$1.38
Cash dividends declared per common share	$0.18	$0.16

HAWKINS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(In thousands, except share data)

	June 29, 2025	March 30, 2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$14,502	$5,103
Trade accounts receivables, net	140,107	131,795
Inventories	95,716	83,512
Income taxes receivable	—	2,864
Prepaid expenses and other current assets	6,098	7,417
Total current assets	256,423	230,691
PROPERTY, PLANT, AND EQUIPMENT:	444,716	420,953
Less accumulated depreciation	201,331	195,667
Net property, plant, and equipment	243,385	225,286
OTHER ASSETS:
Right-of-use assets	13,162	13,449
Goodwill	218,899	135,409
Intangible assets, net of accumulated amortization	239,975	150,121
Deferred compensation plan asset	13,359	11,185
Other	3,071	3,726
Total other assets	488,466	313,890
Total assets	$988,274	$769,867
LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT LIABILITIES:
Accounts payable — trade	$62,792	$61,195
Accrued payroll and employee benefits	14,467	19,659
Income tax payable	6,967	—
Current portion of long-term debt	9,812	9,913
Environmental remediation	7,700	7,700
Other current liabilities	9,196	8,668
Total current liabilities	110,934	107,135
LONG-TERM LIABILITIES:
Long-term debt, less current portion	288,281	138,906
Long-term lease liability	10,572	10,920
Pension withdrawal liability	3,058	3,155
Deferred income taxes	22,236	22,356
Deferred compensation liability	14,293	13,132
Earnout liabilities	54,021	12,604
Other long-term liabilities	307	1,367
Total long-term liabilities	392,768	202,440
Total liabilities	503,702	309,575
COMMITMENTS AND CONTINGENCIES
SHAREHOLDERS’ EQUITY:
Common stock; authorized: 60,000,000 shares of $0.01 par value; 20,717,850 and 20,684,621 shares issued and outstanding as of June 29, 2025 and March 30, 2025, respectively	207	207
Additional paid-in capital	23,277	24,094
Retained earnings	459,680	434,259
Accumulated other comprehensive income	1,408	1,732
Total shareholders’ equity	484,572	460,292
Total liabilities and shareholders’ equity	$988,274	$769,867

HAWKINS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(In thousands)

	Three Months Ended
	June 29, 2025	June 30, 2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$29,175	$28,879
Reconciliation to cash flows:
Depreciation and amortization	12,291	9,329
Change in fair value of earnout liabilities	(1,583)	342
Operating leases	923	782
Gain on deferred compensation assets	(942)	(159)
Stock compensation expense	2,212	1,467
Other	(25)	(65)
Changes in operating accounts providing (using) cash:
Trade receivables	(2,651)	(10,576)
Inventories	(8,487)	(6,037)
Accounts payable	(3,812)	(7,300)
Accrued liabilities	(6,735)	(8,949)
Lease liabilities	(973)	(834)
Income taxes	9,831	9,808
Other	2,266	899
Net cash provided by operating activities	31,490	17,586
CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant, and equipment	(13,544)	(10,649)
Acquisitions	(151,328)	(25,400)
Other	327	245
Net cash used in investing activities	(164,545)	(35,804)
CASH FLOWS FROM FINANCING ACTIVITIES:
Cash dividends declared and paid	(3,754)	(3,358)
Payroll taxes paid in exchange for shares withheld	(3,028)	(2,541)
Shares repurchased	—	(9,149)
Payments on revolving loan	(10,000)	(10,000)
Payments for debt issuance costs	(764)	—
Proceeds from revolving loan borrowings	160,000	45,000
Net cash provided by financing activities	142,454	19,952
NET INCREASE IN CASH AND CASH EQUIVALENTS	9,399	1,734
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	5,103	7,153
CASH AND CASH EQUIVALENTS, END OF PERIOD	$14,502	$8,887

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid for interest	$3,286	$1,347
Noncash investing activities - capital expenditures in accounts payable	$1,493	$1,015

HAWKINS, INC.
REPORTABLE SEGMENTS (UNAUDITED)
(In thousands)

	Water Treatment	Food & Health Sciences	Industrial Solutions	Total
Three months ended June 29, 2025:
Sales	$149,566	$89,177	$54,529	$293,272
Cost of sales - materials	89,159	65,814	42,848	197,821
Cost of sales - operational overhead	16,660	4,015	2,414	23,089
Gross profit	43,747	19,348	9,267	72,362
Selling, general, and administrative expenses	19,085	8,381	3,563	31,029
Operating income	24,662	10,967	5,704	41,333
Three months ended June 30, 2024:
Sales	$117,176	$85,093	$53,610	$255,879
Cost of sales - materials	65,997	61,547	41,941	169,485
Cost of sales - operational overhead	15,971	3,643	2,125	21,739
Gross profit	35,208	19,903	9,544	64,655
Selling, general, and administrative expenses	14,079	7,365	3,420	24,864
Operating income	21,129	12,538	6,124	39,791

Forward-Looking Statements. Various remarks in this press release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include those relating to consumer demand for products containing our ingredients and the impacts of those demands, expectations for results in our business segments and the timing of our filings with the Securities and Exchange Commission. These statements are not historical facts, but rather are based on our current expectations, estimates and projections, and our beliefs and assumptions. Forward-looking statements may be identified by terms, including “anticipate,” “believe,” “can,” “could,” “expect,” “intend,” “may,” “predict,” “should,” or “will” or the negative of these terms or other comparable terms. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond our control and are difficult to predict. Actual results may vary materially from those contained in forward looking statements based on a number of factors, including, but not limited to, changes in competition and price pressures, changes in demand and customer requirements or processes for our products, availability of product and disruptions to supplies, interruptions in production resulting from hazards, transportation limitations or other extraordinary events outside our control that may negatively impact our business or the supply chains in which we participate, changes in imported products and tariff levels, the availability of products and the prices at which they are available, the acceptance of new products by our customers and the timing of any such acceptance, and changes in product supplies. Additional information concerning potential factors that could affect future financial results is included in our Annual Report on Form 10-K for the fiscal year ended March 30, 2025, as updated from time to time in amendments and subsequent reports filed with the SEC. Investors should take such risks into account when making investment decisions. Shareholders and other readers are cautioned not to place undue reliance on forward-looking statements, which reflect our management’s view only as of the date hereof. We do not undertake any obligation to update any forward-looking statements.

Contacts:    Jeffrey P. Oldenkamp
Executive Vice President and Chief Financial Officer
612/331-6910
ir@HawkinsInc.com